UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2014

DIAMOND FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51439	20-2556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Effective July 20, 2014, the Board of Directors (“Board”) of Diamond Foods, Inc. (“Company”) elected Celeste Clark as a member of the Board and of the Board’s Nominating and Governance Committee, and increased the size of the Board from nine members to ten.

Pursuant to the Company’s non-employee director compensation policy, Dr. Clark will receive annual cash retainers of $60,000 for service as a director and $4,000 for service as a member of the Nominating and Governance Committee, as well as reimbursement for her reasonable expenses in attending Board and committee meetings. In addition, she will receive an award of restricted stock and a stock option under the Company’s 2005 Equity Incentive Plan, consisting of a number of shares of restricted stock equal to $120,000 divided by the closing price of the Company’s common stock on July 21, 2014. The restricted stock vests in three, equal, annual installments, commencing with the first anniversary of the date of grant, provided Dr. Clark remains in continuous service as a director through that date. Prior to vesting, she is entitled to vote with respect to such shares, but not to transfer them. The restricted stock award will become fully vested if the Company is acquired prior to or at the time of termination of service. The Company retains the right to repurchase these shares for a nominal purchase price until they are vested.

Under the 2005 Equity Incentive Plan, Dr. Clark also will be granted an option to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on July 21, 2014. The option has a ten-year term and terminates six months following the date she ceases to be a member of the Board or a consultant to the Company, or 12 months following that date if the termination is due to death or disability. The option vests and becomes exercisable in full on the first anniversary of the date of grant, provided Dr. Clark remains in continuous service as a director through that date. In addition, the option will become fully vested and exercisable if the Company is acquired prior to or at the time of her termination of service.

The Company intends to enter into its standard indemnification agreement with Dr. Clark. There is no arrangement or understanding pursuant to which Dr. Clark was appointed as a director. There are no related person transactions between Dr. Clark and the Company other than those that have been disclosed in this Current Report on Form 8-K.

Dr. Clark is a former senior executive of Kellogg Company where she led global public policy and external affairs and served as Chief Sustainability Officer. In her nearly 35 years with Kellogg Company, Dr. Clark was responsible for global health policy, nutrition and regulatory science globally to ensure consistency around the world. She led the Global Nutrition Team’s work with the company’s Research, Quality and Technology Group and the business units to strengthen the nutritional value of products offered with a focus on both innovation and renovation. Dr. Clark is a member of the Board of Directors of the Mead Johnson Nutrition Company and the Auto Club of Michigan, and a trustee of the W.K. Kellogg Foundation. She is an adjunct professor at Michigan State University in the department of Food Science and Human Nutrition and is a principal of Abraham Clark Consulting, LLC. Dr. Clark earned her Ph.D. in Food Science at Michigan State University.

Item 8.01. Other Events

Diamond Foods, Inc. issued a press release on July 21, 2014 regarding the appointment of Celeste Clark to the Company’s Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference. This information contain herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing of Diamond Foods, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

99.1	Diamond Foods, Inc. press release dated July 21, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: July 21, 2014	By:	/s/ Stephen E. Kim
Name: Stephen E. Kim
Title: Executive Vice President, General Counsel and Chief Legal and Compliance Officer